Exhibit 99.1

15030 Avenue of Science San Diego CA 92128 (925) 866-1100 www.solerainc.com

Solera Holdings, Inc. Announces Consideration of Filing Registration Statement with the SEC for Proposed Public Offering

San Diego, CA, September 6, 2007 — (PRNewswire) — Solera Holdings, Inc. (NYSE:SLH), the leading global provider of software and services to the automobile insurance claims processing industry, today announced that it is actively considering filing a registration statement on Form S-1 with the Securities and Exchange Commission (the “SEC”) relating to a proposed public offering of its common stock.  It is anticipated that the offered shares would be sold by certain stockholders of the company, and potentially by the Company.  Solera would not receive any of the proceeds from the sale of shares of common stock by the selling stockholders to the extent such sales occur. The number of shares to be offered and the price range for such an offering have not yet been determined.

A registration statement relating to the common stock has not been filed with the SEC, and if filed, would not immediately become effective. The common stock may not be sold nor may offers to buy be accepted prior to the time the registration statement for such offering becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the common stock in any State or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State or other jurisdiction.

About Solera

Solera is the leading global provider of software and services to the automobile insurance claims processing industry. Solera has operations in 49 countries across 5 continents. The Solera companies include Audatex in the United States, Canada, and in more than 35 additional countries, Informex in Belgium, Sidexa in France, ABZ in The Netherlands, Hollander serving the North American recycling market, and IMS providing medical review services. For more information, please refer to the company’s website at http://www.solerainc.com.

Contact:

Investor Relations:

Paul Gange

Solera Holdings Inc.

858-946-1900

paul.gange@audatex.com

Press Contact:
John P. Dudzinsky
Taylor Rafferty
212-889-4350
solera@taylor-rafferty.com

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